Exhibit 99.1

News Release

P.O. Box 110 — Route 5 — South Deerfield — MA — 01373-0110

FOR IMMEDIATE RELEASE

Contact: Bruce L. Hartman

(413) 665-8306, Ext. 4414

The Yankee Candle Company, Inc. Reports

Fiscal 2008 Fourth Quarter and Full Year Results

South Deerfield, MA – March 5, 2009 – Yankee Holding Corp. and The Yankee Candle Company, Inc. (“Yankee Candle” or the “Company”) today announced financial results for the fourth quarter and full year ended January 3, 2009. Yankee Holding Corp. is a holding company formed in connection with the Company’s Merger with an affiliate of Madison Dearborn Partners, LLC on February 6, 2007 (the “Merger”), and is now the parent company of The Yankee Candle Company, Inc.

Total revenue for the fourth quarter was $264.3 million, a 7.2% decrease from the prior year fourth quarter. The fourth quarter of fiscal 2008 consisted of 14 weeks as compared to 13 weeks for the fourth quarter of fiscal year 2007. Comparing similar 13 week periods, total revenue decreased by 11.9%. The decrease in revenue was a result of the deteriorating economic environment, a decrease in sales in our Home Specialty Channel within our Domestic Wholesale business, driven by the bankruptcy of Linens-N-Things (“LNT”) and to a lesser extent a decrease in Retail comparable store sales of 9.4%. Total Retail comparable sales, including Consumer Direct business and excluding Illuminations stores, decreased 7.3% over the prior year fourth quarter. Both business segments were negatively impacted by the unprecedented macroeconomic environment that was experienced in the fourth quarter of 2008 and is continuing into 2009.

The Company completed its annual impairment testing of goodwill and indefinite-lived intangible assets as of November 1, 2008. Based on the analysis, the Company determined that the carrying value of each of its four reporting units exceeded their fair value. This was primarily caused by a decline in our estimated future discounted cash flows for each reporting unit driven by the current adverse economic market conditions. As a result of this analysis, the Company recorded an impairment charge of $462.6 million which included $375.2 million for goodwill and $87.4 million for tradenames during the fourth quarter ended January 3, 2009. The impairment does not have any impact on the Company’s liquidity, covenant compliance, or borrowing capacity.

The Company incurred a net loss of $398.9 million for the fourth quarter of 2008 compared with net income of $38.7 million in the fourth quarter of 2007. Excluding the goodwill and tradename asset impairment, and expenses and purchase accounting adjustments related to the Merger, fourth quarter 2008 net income was $32.0 million compared to $40.5 million for the prior year quarter. A reconciliation is provided at the end of this press release.

The Company also presents EBITDA (earnings/loss before interest, income taxes, depreciation and amortization) and Adjusted EBITDA (as defined below) to provide investors with additional information to evaluate the Company’s operating performance and its ability to service its debt. During the fourth quarter of 2008, the Company incurred negative EBITDA of $376.9 million compared to positive EBITDA of $103.7 million generated for the prior year quarter. Adjusted EBITDA for the quarter was $99.2 million, or 37.5% of sales, compared to $103.6 million, or 36.4% of sales, for the prior year quarter, a decrease of 4.2%. Reconciliations of fourth quarter results to EBITDA and Adjusted EBITDA, which are non-GAAP measures, are included at the end of this press release.

Craig Rydin, Chairman and Chief Executive Officer, commented, “Given the unprecedented macroeconomic environment, which impacted consumer purchasing behavior during the important fourth quarter, our teams worked very hard to mitigate the challenges we and other consumer facing companies were faced with. We proactively focused on productivity initiatives and a reduction in our expenses and cost structure, while we concurrently focused our efforts on optimizing profitable revenue. While these economic and consumer spending headwinds ultimately caused us to fall short of our internal revenue projections, we believe our efforts enabled us to nonetheless achieve relatively strong performance in this challenging environment, particularly with respect to adjusted EBITDA, cashflow and debt reduction.”

Fourth Quarter Highlights:

•

Retail sales were $190.7 million, an increase of $1.4 million or 0.8% from the fourth quarter of fiscal 2007. Comparing similar 13 week periods, total retail sales decreased by 4.3%. Comparable sales in the 426 Yankee Candle retail stores, including the South Deerfield and Williamsburg flagship stores that have been open for more than one year decreased 9.4%.

•

Wholesale sales were $73.6 million in the fourth quarter, a decrease of $21.8 million or 22.9% from the prior year quarter. Comparing similar 13 week periods, total wholesale sales decreased by 27.0%. The decrease in wholesale sales was due primarily to the deteriorating economic conditions and driven particularly by the decrease in revenue within the Home Specialty Channel, which was impacted by the LNT bankruptcy and to a lesser extent the cautiousness in how its wholesale customers managed their open to buy inventory dollars.

•

During the fourth quarter ended January 3, 2009, the Company generated cash from operations of $128.2 million compared to $109.1 million in the fourth quarter of 2007. The Company ended the year with total debt of approximately $1.18 billion, of which $70.0 million is outstanding under the revolving credit facility and cash of $130.6 million. The Company reduced its total net debt (debt less cash on the balance sheet) by $71.9 million during fiscal year 2008.

•

As part of the restructuring that was previously announced on January 20, 2009, the Company recorded a $12.4 million charge in the fourth quarter of 2008. Of this amount, $7.3 million was a non-cash write-down of the property, plant and equipment associated with the Illuminations 28 retail stores and consumer direct businesses, $4.5 million was a non-cash write-down related to the Illuminations tradename and the remaining $0.6 million was related to two lease buyouts. The Company also announced limited reductions in its corporate and administrative workforce. The Company currently expects to complete all or substantially all of the activities associated with the restructuring by April 30, 2009. The Company currently expects the total charge related to the restructuring plan to be approximately $18.0 million to $22.0 million including amounts recorded in 2008. This range is the Company’s best current estimate and is subject to change. The Illuminations business lost $6.9 million of Adjusted EBITDA during fiscal year 2008.

Fiscal Year Ended January 3, 2009 Highlights:

As a result of the Merger, fiscal 2007 represents the financial results being reported are the combined results of (i) The Yankee Candle Company, Inc. and its subsidiaries (the “predecessor entity”), for the period from December 31, 2006 to February 5, 2007 and (ii) Yankee Holding Corp. and its subsidiaries (the “successor entity”), for the period from February 6, 2007 to December 29, 2007.

•

As a result of the deteriorating economic environment, the Company’s revenue decreased year over year. Total revenue for the 2008 fiscal year was $713.7 million, a 3.1% decrease from the 2007 fiscal year. The 2008 fiscal year consisted of 53 weeks as compared to 52 weeks for the fiscal year 2007. Comparing similar 52 week periods, total sales decreased by 5.0%.

•

Retail sales were $410.3 million for the year ended January 3, 2009, a $2.6 million or 0.6% increase from the year ended December 29, 2007. Comparing similar 52 week periods, total retail sales decreased by 1.7%. Comparable sales in the 426 Yankee Candle retail stores, including the South Deerfield and Williamsburg flagship stores that have been open for more than one year decreased 7.8%. Consumer Direct sales increased 15.9% over fiscal 2007. Including Consumer Direct, but excluding Illuminations, total retail comparable sales decreased 6.0%.

•

Wholesale sales were $303.5 million for the fiscal year ended January 3, 2009, a decrease of $25.8 million or 7.8% from the year ended December 29, 2007. Comparing similar 52 week periods, total wholesale sales decreased by 9.0%.

•

For the year ended January 3, 2009, the Company incurred a net loss of $409.3 million compared with net income of $2.7 million for the year ended December 29, 2007. Net income prior to the impact of the goodwill and tradename asset impairment, and expenses and purchase accounting adjustments related to the Merger was $28.5 million for the year ended January 3, 2009, compared to net income of $48.8 million for the year ended December 29, 2007.

•

For the year ended January 3, 2009, the Company incurred negative EBITDA of $293.7 million compared to positive EBITDA of $139.4 million for the year ended December 29, 2007. The decrease in EBITDA was driven primarily by the goodwill and tradename impairment and restructuring charge in 2008 while transaction related expenses and purchase accounting adjustments associated with the Merger negatively impacted prior year results.

Expenses and purchase accounting adjustments related to the Merger for the year ended January 3, 2009 were $3.6 million as compared to $57.6 million for the year ended December 29, 2007. For the year ended January 3, 2009, Adjusted EBITDA was $184.6 million or 25.9% of sales compared to $197.0 million or 26.7% of sales for the year ended December 29, 2007, a decrease of 6.3%. The decrease in Adjusted EBITDA was driven primarily by a decrease in sales in our Home Specialty Channel within our Domestic Wholesale business, the bankruptcy of LNT (for which the Company recorded an accounts receivable write-off of $4.5 million) and, to a lesser extent, a decrease in our Retail comparable store sales of 7.8%.

Craig Rydin concluded, “The macroeconomic environment is clearly having significant impact on consumer spending. Unemployment levels are projected to approach 9% or more, consumer confidence levels are depressed, the housing slump is worsening, and credit markets remain challenging. Obviously, these conditions point to consumption challenges for virtually all consumer facing companies including Yankee Candle.

As we have developed our plans for FY 2009, we believe we have pragmatically and conservatively forecasted our revenue as best we can given the lack of real visibility caused by these economic times. Although we do not provide specific guidance, we are planning revenue to be weaker than prior year, and we are sensitivity testing these revenue plans on a frequent basis. Our revenue projections are primarily influenced by consumer spending, wholesale customer open to buy patterns, and to a lesser extent, currency fluctuations. Our first quarter will be particularly challenged by the eroding macro-economic environment, the loss of LNT which we have not cycled yet, the decrease in open to buy inventory dollars in our National Accounts and the shift in the Easter holiday from the first quarter of 2008 to the second quarter of 2009.

Given the uncertainty of our revenue performance, we have proactively redoubled our efforts to further reduce SG&A expenses, to drive for Supply Chain productivity, to optimize free cash flow and judiciously monitor investments in working capital, and to deliver yet another year of market share growth.”

Earnings Conference Call:

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) this morning to more fully discuss fiscal 2008 fourth quarter results. The dial-in number is (800) 860-2442, for International Calls the dial-in number is (412) 858-4600. When greeted by the operator, request the conference by stating the Company and the host’s last name (Yankee Candle/Rydin) or reference the conference title (Q4 2008 Yankee Candle Earnings Conference Call). This call is being webcast by MultiVu and can be accessed at The Yankee Candle Company’s web site at www.yankeecandle.com. Click on the “About Us” link, and then select the “Investor Information” link. Enter your registration information ten minutes prior to the start of the conference.

About Yankee Candle

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry. Yankee has a 39-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American wholesale customer network of 19,689 store locations, a growing base of Company owned and operated retail stores (491 located in 43 states as of January 3, 2009 including 28 Illuminations stores), direct mail catalogs, its Internet websites (www.yankeecandle.com, www.illuminations.com and www.aromanaturals.com). Outside of North America, the Company sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of 2,994 store locations and distributors covering approximately 23 countries.

This press release may contain certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2009, and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the impact of our Merger with affiliated investment funds of Madison Dearborn Partners, LLC on our financial and operating results; the risk that the substantial indebtedness incurred in connection with the Merger, and the debt agreements entered into in connection therewith, might restrict our ability to operate our business and pursue certain business strategies; the risk that we may not be able to generate sufficient cash flows to meet our debt service obligations; the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on the price of our notes of seasonal, quarterly and other fluctuations in our business; the risk of any disruption in wax supplies; and other factors described or contained in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, or the Registration Statement on Form S-4 filed on March 30, 2007 (Registration No. 333-141699-05), each on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

Yankee Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(in thousands)

(Unaudited)

	Fourteen Weeks Ended January 3, 2009			Thirteen Weeks Ended December 29, 2007
Sales:
Retail	$190,734	72.16%		$189,314	66.49%
Wholesale	73,577	27.84%		95,412	33.51%

Total sales	264,311	100.00%		284,726	100.00%

Cost of sales	106,059	40.13%		112,383	39.47%

Gross profit	158,252	59.87%		172,343	60.53%

Selling expenses:
Retail	51,542	27.02	% (A)	53,575	28.30	% (A)
Wholesale	9,111	12.38	% (B)	10,241	10.73	% (B)

Total selling expenses	60,653	22.95%		63,816	22.41%

General & administrative expenses	8,992	3.40%		16,150	5.67%
Restructuring charge	12,382	4.68%		—	0.00%
Goodwill and intangibles impairment	462,616	175.03%		—	0.00%

(Loss) income from operations	(386,391)	-146.19%		92,377	32.44%
Interest income	(16)	-0.01%		(9)	0.00%
Interest expense	25,076	9.49%		25,382	8.91%
Other expense (income)	1,734	0.66%		(430)	-0.15%

(Loss) Income before income taxes	(413,185)	-156.33%		67,434	23.68%
(Benefit from) provision for income taxes	(14,322)	-5.42%		28,705	10.08%

Net (loss) income	$(398,863)	-150.91%		$38,729	13.60%

	Fifty-Three Weeks Ended January 3, 2009			Successor Period February 6, 2007 To December 29, 2007			Predecessor Period December 31, 2006 To February 5, 2007			Non-GAAP Combined Fifty-Two Weeks Ended December 29, 2007
Sales:
Retail	$410,289	57.48%		$381,168	55.76%		$26,530	49.70%		$407,698	55.32%
Wholesale	303,453	42.52%		302,405	44.24%		26,852	50.30%		329,257	44.68%

Total sales	713,742	100.00%		683,573	100.00%		53,382	100.00%		736,955	100.00%

Cost of sales	307,175	43.04%		329,571	48.21%		24,553	45.99%		354,124	48.05%

Gross profit	406,567	56.96%		354,002	51.79%		28,829	54.01%		382,831	51.95%

Selling expenses:
Retail	174,138	42.44	% (A)	160,447	42.09	% (A)	14,423	54.36	% (A)	174,870	42.89	% (A)
Wholesale	39,103	12.89	% (B)	31,951	10.57	% (B)	1,778	6.62	% (B)	33,729	10.24	% (B)

Total selling expenses	213,241	29.88%		192,398	28.15%		16,201	30.35%		208,599	28.31%

General & administrative expenses	53,485	7.49%		62,717	9.17%		13,828	25.90%		76,545	10.39%
Restructuring charge	13,857	1.94%		—	0.00%		—	0.00%		—	0.00%
Goodwill and intangibles impairment	462,616	64.82%		—	0.00%		—	0.00%		—	0.00%

(Loss) income from operations	(336,632)	-47.16%		98,887	14.47%		(1,200)	-2.25%		97,687	13.26%
Interest income	(38)	-0.01%		(43)	-0.01%		(1)	0.00%		(44)	-0.01%
Interest expense	94,956	13.30%		92,443	13.52%		986	1.85%		93,429	12.68%
Gain on extinguishment of debt	(2,131)	-0.30%		—	0.00%		—	0.00%		—	0.00%
Other expense (income)	1,662	0.23%		(1,152)	-0.17%		(15)	-0.03%		(1,167)	-0.16%

(Loss) Income before income taxes	(431,081)	-60.40%		7,639	1.12%		(2,170)	-4.07%		5,469	0.74%
(Benefit from) provision for income taxes	(21,757)	-3.05%		3,112	0.46%		(340)	-0.64%		2,772	0.38%

Net (loss) Income	$(409,324)	-57.35%		$4,527	0.66%		$(1,830)	-3.43%		$2,697	0.37%

(A)	Retail selling expenses as a percentage of retail sales.
(B)	Wholesale selling expenses as a percentage of wholesale sales.

Yankee Holding Corp. And Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	January 3, 2009	December 29, 2007
ASSETS

Current Assets:
Cash	$130,577	$5,627
Accounts receivable, net	39,153	52,126
Inventory	63,035	69,963
Prepaid expenses and other current assets	10,184	9,344
Deferred tax assets	12,869	18,271

Total Current Assets	255,818	155,331
Property, Plant And Equipment, net	138,222	155,911
Marketable Securities	540	259
Deferred Financing Costs	24,170	28,654
Other Assets	953,819	1,435,642

Total Assets	$1,372,569	$1,775,797

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$22,812	$21,613
Accrued payroll	7,741	17,394
Accrued income taxes	4,931	15,755
Other accrued liabilities	66,424	56,406
Current portion of long-term debt	37,650	6,500

Total Current Liabilities	139,558	117,668
Deferred Compensation Obligation	740	410
Long-Term Debt	1,145,475	1,123,625
Deferred Rent	10,810	10,230
Deferred Tax Liabilities	75,905	105,565
Other Long-Term Liabilities	2,902	1,694
Stockholders’ (Deficit) Equity	(2,821)	416,605

Total Liabilities And Stockholders’ Equity	$1,372,569	$1,775,797

Yankee Holding Corp.

January 3, 2009 Earnings Release

Supplemental Data

	Quarter	Year to Date	Total
YCC Retail Stores	6	34	463
Illuminations Retail Stores	0	(2)	28
Total Retail Stores	6	32	491
Wholesale Customer Locations—North America	1,608	2,969	19,689
Wholesale Customer Locations—Europe	262	307	2,994
Square Footage—Gross	9,069	46,823	951,081
Square Footage—Selling	6,691	34,308	736,783
YCC Retail Comp Store Sales Change %	-9%	-8%
YCC Retail Comp Store Count	426	—	426
Total Comp Stores & Consumer Direct Sales Change %	-7%	-6%
Sales per Square Foot (1)		$417
Store Count		423
Average store square footage, gross (2)		1,638
Average store square footage, selling (2)		1,256
Gross Profit (3)
Retail $	$124,230	$266,406
Retail %	65.1%	64.9%
Wholesale $	$34,022	$140,161
Wholesale %	46.2%	46.2%

Segment Profit (3)
Retail $	$72,688	$92,268
Retail %	38.1%	22.5%
Wholesale $	$24,911	$101,058
Wholesale %	33.9%	33.3%

Depreciation & Amortization (3)	$12,367	$46,995

Inventory per Store, excluding Illuminations		$25,277

Inventory Turns		3.20 (4)

Capital Expenditures (3)	$7,075	$19,983

(1)	Trailing 12 months, stores open for full 12 months, excluding S. Deerfield/Williamsburg Flagships and Illuminations.
(2)	Excludes S. Deerfield and Williamsburg, VA Flagship stores. Includes Illuminations stores.
(3)	Dollars in thousands.
(4)	Based on a 13 month avg. inventory divided by 12 month rolling COGS. Calculation excludes the step-up of inventory related to the merger acquisition.

Reconciliation of EBITDA and Adjusted EBITDA

In addition to the results reported in accordance with GAAP, the Company has provided information regarding “EBITDA” and “Adjusted EBITDA”, both of which are non-GAAP financial measures. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude non-recurring or non-cash items and any other similar charges deemed appropriate by the Company. During Fiscal 2008, these include the goodwill and tradename impairment charge, the restructuring charge, the unrealized loss on the derivative agreement, the gain on extinguishment of debt, expenses and the impact of purchase accounting adjustments related to the Merger, and non-cash equity compensation expense. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity. Following the Merger, we believe the presentation of EBITDA and Adjusted EBITDA provides useful information to investors regarding our results of operations because such presentation assists in analyzing and benchmarking the performance value of our business. We believe EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management now evaluates our business following the Merger, and because these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. In addition, because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incent and compensate our management personnel and to measure our performance relative to that of our competitors. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. In evaluating our operating performance these measures should be used in conjunction with GAAP measures.

EBITDA and Adjusted EBITDA are calculated as follows:

	Successor	Successor	Successor	Combined
	Fourteen weeks ended Jan. 03, 2009	Thirteen weeks ended Dec. 29, 2007	Fifty-three weeks ended Jan. 03, 2009	Fifty-two weeks ended Dec. 29, 2007
Net (loss) income	$(398,863)	$38,729	$(409,324)	$2,697

Income taxes	(14,322)	28,705	(21,757)	2,772
Interest expense, net—excluding amortization of deferred financing fees	23,931	24,241	90,414	89,263

Amortization of deferred financing fees	1,129	1,132	4,504	4,122
Depreciation	7,825	7,521	28,952	28,185
Amortization	3,413	3,379	13,539	12,352

EBITDA	(376,887)	103,707	(293,672)	139,391
Goodwill and intangibles impairment	462,616	—	462,616	—
Equity-based compensation (a)	215	149	892	1,141
Merger costs (b)	375	194	1,500	14,562
Purchase accounting (c)	183	(456)	1,210	41,925
Restructuring (d)	12,382	—	13,857	—
Gain on extinguishment of debt	—	—	(2,131)	—
Unrealized loss on derivative agreement	346	—	346	—

Adjusted EBITDA	$99,230	$103,594	$184,618	$197,019

(a)	Non-cash charges related to equity-based compensation, excluding approximately $8.2 million of stock based compensation expense associated with the acceleration of vesting of certain options, restricted shares and performance shares in 2007, which are included in (b) below.
(b)	Represents certain costs incurred in connection with the Merger. Includes approximately $8.2 million of stock based compensation expense associated with the acceleration of vesting of certain options, restricted shares and performance shares in addition to certain other third-party costs (primarily legal) as a result of the Merger in 2007. It includes the quarterly installments of approximately $0.4 million per quarter associated with MDP’s annual advisory fee in all periods.
(c)	Includes amortization expense associated with the step up in inventory due to the Merger. The total inventory step-up in 2007 was $40.5 million and was amortized over three months from the date of the Merger.
(d)	Includes restructuring activities mostly related to the closing of Illuminations stores and corporate support.

Reconciliation of Net (Loss) Income Prior to the Impact of Goodwill and Tradename Impairment Charge,

Expenses and Purchase Accounting Related to the Merger

	Successor	Successor	Successor	Combined
	Fourteen weeks ended January 3, 2009	Thirteen weeks ended December 29, 2007	Fifty-Three weeks ended January 3, 2009	Fifty Two weeks ended December 29, 2007
Pre-tax (loss) income	$(413,185)	$67,434	$(431,081)	$5,469

Goodwill and intangibles impairment	462,616	—	462,616	—
Purchase accounting	183	(456)	1,210	41,925
Purchase accounting adjustments—Depreciation and amortization	3,497	3,239	12,776	10,687
Merger costs	375	194	1,500	14,562

Pro-forma pre-tax income	53,486	70,411	47,021	72,643
Provision for income taxes	21,460	29,867	18,497	23,870

Pro-forma net income	$32,026	$40,544	$28,524	$48,773